Exhibits 10.20

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made and entered into as of October 14, 2003 (“the Execution Date”) by and between PRIMEDIA Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Kelly Conlin (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this “Agreement”), and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.                                       DEFINITIONS.

(a)  “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b)  “Annual Bonus” shall mean the annual cash bonus, if any, payable to the Executive in respect of any given calendar year under the applicable Company annual incentive plan pursuant to Section 5 of this Agreement.

(c)  “Base Salary” shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4 of this Agreement.

(d)  “Board” shall mean the Board of Directors of the Company.

(e)  “Cause” shall mean:

(i)            the Executive is convicted of (x) a misdemeanor involving moral turpitude or involving fraud against the Company or (y) a felony; or

(ii)           the Executive is determined to be guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement (by action or inaction) (including, without limitation, a breach of any policies of the Company, including policies relating to securities trading, sexual harassment, confidentiality, and drug and alcohol use), resulting, in any such case, in material economic harm to the Company, unless the Executive reasonably believed in good faith that such action or inaction was in the best interests of the Company.

(f)  “Constructive Termination” shall mean termination by the Executive of his employment, at his initiative, following the occurrence of any of the following events without his consent:

(i)            a reduction in (x) the Executive’s Base Salary to an amount below $900,000 or (y) the termination or material reduction of any material employee benefit or perquisite enjoyed by the Executive (other than, with respect to either of the foregoing, as part of an across-the-board reduction applicable to all senior corporate executive officers of the Company (or as otherwise may be required by law, in the event a material benefit or perquisite is prohibited by law to be provided to senior executive officers of the Company);

(ii)           the failure to elect or reelect the Executive to any of the positions described in Section 3 of this Agreement or the removal of him from any such position;

(iii)          (x) a material diminution in the Executive’s duties and responsibilities as described in Section 3 of this Agreement or (y) the assignment to the Executive of duties or responsibilities which are materially inconsistent with his duties and responsibilities as described in Section 3 of this Agreement or which materially impair the Executive’s ability to function as the Chief Executive Officer of the Company; or

(iv)          the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 30 calendar days after the closing of a merger, consolidation, sale or similar transaction.

Notwithstanding the foregoing, following written notice from the Executive of any of the events described in (i) through (iv) above, the Company shall have thirty (30) calendar days in which to cure the alleged conduct.  If the Company fails to cure, the Executive’s termination shall become effective on the 31st calendar day following such written notice.

(g)  “Disability” shall mean the Executive’s failure, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period that is reasonably expected to continue for at least six (6) consecutive months, as determined by a medical doctor selected by the Company and the Executive.  If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(h)  “Effective Date” shall be October 21, 2003.

(i)  “Execution Date” shall mean the date on which this Agreement is finally executed by both Parties

(j)  “Stock” shall mean the common stock of the Company.

(k)  “Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein) during which the Executive is employed pursuant to this Agreement.

(l)  “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.                                       TERM OF EMPLOYMENT.

The Term of Employment shall begin on the Effective Date, and shall extend until the fourth anniversary of the Effective Date, with automatic one-year renewals commencing on such fourth anniversary and on each anniversary thereafter unless and until either Party notifies the other at least three (3) months before the scheduled renewal date that the Term of Employment is not to be renewed.  Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 9 of this Agreement.

3.                                       POSITION, DUTIES AND RESPONSIBILITIES.

(a)  Commencing on the Effective Date and continuing through the end of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and shall have such duties and authority as shall be determined from time to time by the Board, which shall be consistent with the duties and authority of chief executive officers of public companies of similar size and type, and such other duties commensurate with the Executive’s positions, all as shall be reasonably determined by the Board.  If requested, the Executive shall also (i) serve as a member of the Board (and any committees thereof) and other boards of directors of any subsidiaries of the Company and (ii) hold such corporate officer titles and positions of the Company and any of its subsidiaries as may be selected by the Board, in any such case without additional compensation therefor.  In connection with the foregoing, the Company shall use its commercially reasonable best efforts to cause the Executive to be appointed as a member of the Board as soon practicable after the Effective Date.  The Executive, in carrying out his duties under this Agreement, shall report directly to the Board.  During the Term of Employment, the Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and shall use his reasonable best efforts, skills and abilities to promote its interests.

(b)  Nothing herein shall preclude the Executive from (i) serving on the boards of directors (or advisory committees) of a reasonable number of other corporations or entities with the express written consent of the Board (which consent shall not be unreasonably withheld), only one of which may be a public company, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in a reasonable number of charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under Section 3(a) above.

4.                                       BASE SALARY.

During the Term of Employment, the Executive shall be paid an annualized gross Base Salary, payable in accordance with the regular payroll practices of the Company, of $900,000.  The Base Salary shall be reviewed annually for increase in the discretion of the Board, and any increase (or, in the event of an across-the-board reduction applicable to all senior corporate executive officers of the Company, any decrease in proportion to such reduction) in such amount from time to time shall constitute “Base Salary” for purposes of this Agreement.

5.                                       ANNUAL INCENTIVE AWARDS.

During the Term of Employment, the Executive shall be eligible to earn an Annual Bonus in respect of each calendar year occurring during the Term of Employment pursuant to the two Executive Incentive Plans covering senior executives of the Company (the “Bonus Plans”), the amount of which shall be based upon a percentage of the Executive’s Base Salary (or such other metric or amount as the Board may establish pursuant to the Bonus Plans), provided that the target Annual Bonus percentage under the Bonus Plans for each calendar year occurring during the Term of Employment shall be equal to at least fifty percent (50%) of the amount of Base Salary the Executive actually earned in the year in respect of which the Annual Bonus, if any, is payable.  Any Annual Bonus shall only be payable upon the achievement by the Company as a whole of certain performance goals to be established in respect of each calendar year by the Board (or a designated committee thereof) after consultation with the Executive, provided that the Executive may receive a greater or lesser Annual Bonus amount as determined by the Board in accordance with achievement of such performance goals and as pursuant to the terms of the Bonus Plans; and provided, further, that the Company acknowledges that any annual bonus program established as described herein will include an opportunity for the Executive to earn one hundred percent (100%) of the Executive’s Base Salary, based upon the achievement of certain performance goals, and that the Company may, but shall not be obligated to, provide an opportunity for the Executive to earn more than 100% of the Executive’s Base Salary as an Annual Bonus. Notwithstanding the foregoing, the Executive shall be entitled to the following: (a) the Executive shall receive an Annual Bonus equal to $100,000 in respect of the balance of calendar year 2003 (the “2003 Bonus”) and (b) with respect to calendar year 2004, the Executive shall earn an Annual Bonus pursuant to the Bonus Plans, the amount of which shall be at least equal to $450,000 (such minimum bonus amount, the “2004 Bonus”).  Notwithstanding the foregoing, and subject to the provisions of Section 9 of this Agreement, in the event that the Term of Employment is scheduled to terminate prior to December 31 of any given calendar year, the Executive shall only be eligible to earn a pro rata portion of his Annual Bonus amount, based on the number of days during such calendar year in which the Executive is employed hereunder.  All bonuses payable under this Section 5 shall be paid at the same time as annual cash bonuses are paid to other senior corporate executives of the Company pursuant to the applicable Bonus Plans.

6.                                       EQUITY AND EQUITY-BASED AWARDS.

(a)  Stock Purchase.  The Executive shall invest $250,000 in shares of Stock on the open market within the first 90 days immediately following the Effective Date, to the extent permitted by and pursuant to applicable securities laws, and an additional $250,000 in shares of Stock on the open market at the then market price within the twelve months immediately following the Effective Date, to the extent permitted by and pursuant to applicable securities laws.

(b)  Options.  On the Effective Date, the Company shall grant to the Executive an option to purchase 2,000,000 shares of Stock, having a per share exercise price equal to the fair market value per share of Stock on the Execution Date.  Such option shall be granted under the Company’s 1992 Stock Purchase and Option Plan, as amended from time to time (“Stock Incentive Plan”).  This option shall vest with respect to 25% of the shares of Stock subject to such option on October 21, 2004 and on each October 21 thereafter through October 21, 2007.  In the event of a termination without Cause by the Company (other than due to the Executive’s death or Disability) or a termination by the Executive upon the occurrence of a Constructive Termination (in each case in accordance with the terms of this Agreement) (i) prior to October 21, 2005, the option shall become vested with respect to up to 50% of the shares of Stock subject to such option (to the extent not previously vested) and (ii) any then vested (and unexercised) portion of the option shall remain outstanding and exercisable for a period of six months following the date of such termination.  The form of this option award is attached as Exhibit A to this Agreement.

(c)  Restricted Stock.  On  the Effective Date, the Company shall grant to the Executive 1,000,000 shares of restricted Stock of the Company (“Restricted Stock”).  Such Restricted Stock shall be granted under the Stock Incentive Plan.  So long as the Executive remains employed hereunder, the Restricted Stock shall vest as to (i) 50% of the shares on  October 21, 2005, (ii) an additional 25% of the shares on October 21, 2006, and (iii) the remaining 25% of the shares on October 21, 2007.  The form of this Restricted Stock Award is attached as Exhibit B to this Agreement.

(d)  During the Term of Employment, the Executive shall also be eligible to be considered by the Board (or a designated committee thereof) to receive additional equity-based awards under the Company’s equity-based plans in accordance with the Company’s practices applicable to senior-level executives, at a level commensurate with the Executive’s position with the Company hereunder; provided, however, that nothing herein shall be deemed to be, nor construed as, a commitment, promise or obligation by the Company to make any additional equity or equity-based awards to the Executive (other than those specifically provided for in Sections 6(b) and (c) above).

7.                                       EMPLOYEE BENEFIT PROGRAMS.

During the Term of Employment, the Executive shall be entitled to participate in any employee pension and welfare benefit plans and programs made available to the Company’s senior executive officer level employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.  The Executive’s participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation provided that no such assumptions shall be made as to a tax-qualified plan if such assumption would jeopardize the tax-qualified status of such plan. Notwithstanding anything set forth in this Section 7 or in Section 9 below to the contrary, in the event of any termination of the Executive’s employment hereunder, for any reason and by either party, the Executive shall cease active participation in the Company’s employee stock purchase plan (the “ESPP”), and any amounts deducted by the Company from the Executive’s Base Salary but not yet used by the Company to purchase Stock for the benefit of the Executive shall be promptly returned to the Executive, subject to any provision of the ESPP (as in effect on the date of such termination) to the contrary.

8.                                       REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS; RELOCATION EXPENSES.

(a)  Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with the performance of his duties hereunder, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy.  The Company shall pay all reasonable financial consultant and legal fees and expenses (not to exceed $17,000) incurred by the Executive in connection with the negotiation of the Executive’s employment arrangements with the Company pursuant to this Agreement on and prior to the Execution Date.

(b)  Perquisites.  During the Term of Employment, the Executive shall be entitled to tax preparation, financial counseling, first-class air travel and limousine services and, in addition, any other perquisites in effect from time to time for the Company’s senior executives generally.

(c)  Vacation.  During the Term of Employment, the Executive shall be entitled to four weeks of paid vacation, to be taken at such time(s) as the Executive and the Board reasonably agrees is appropriate.

(d)  Relocation Expenses.

(i)            In connection with the Executive’s commencement of employment hereunder, as soon as practicable after the Execution Date, the Company  shall provide the Executive with a furnished  apartment or arrange for alternative temporary lodging in New York, New York (the “Business Residence”), which Business Residence shall be of a size and style that is commensurate with the Executive’s position with the Company hereunder.  The Company also hereby agrees to pay and/or reimburse, as applicable, the Executive for all reasonable costs incurred by the Executive in connection with the maintenance and use of such Business Residence during the period commencing on the Effective Date and ending no later than October 31, 2004 (the “Reimbursement Period”) (unless such period is otherwise extended by the Board pursuant to Section 8(d)(ii) below), for reasonable travel expenses incurred by the Executive in connection with his commute between his current primary residence in the Boston, Massachusetts metropolitan area  and his Business Residence during the Reimbursement Period, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy.

(ii)           Notwithstanding the foregoing, (x) the Executive hereby agrees that, during the Term of Employment but in no event later than July 31, 2004, so long as the Executive remains employed hereunder, the Executive shall propose to the Board for its approval (which approval will not be unreasonably withheld) a reasonable plan for the relocation of his Primary Residence (the “Relocation Plan”) and (y) in the event that the Company and the Executive agree on the terms of such Relocation Plan and such plan is agreed upon by the Board and the Executive prior to July 31, 2004, the Parties may amend this Agreement to reflect such other terms that are consistent with the approved Relocation Plan and to terminate or amend the Company’s obligations under this Section 8(d).  In the event the Parties cannot agree to such Relocation Plan prior to July 31, 2004, the Executive shall become entitled to only those payments and benefits provided under the Company’s traditional relocation policy for senior executive officers, effective as of November 1, 2004 (subject to any extension of the Reimbursement Period as provided in paragraph (i) above).

(iii)          To the extent that any payments or benefits provided to or for the benefit of the Executive under Section 8(d)(i) or (ii) result in taxable income to the Executive, the Company shall provide the Executive with an amount equal to any income and other taxes payable by the Executive upon the provision of such payments or benefits (and an additional amount equal to any taxes imposed on such tax gross-up amount), such that the Executive shall not incur any tax costs with respect to such payments and benefits.

9.                                       TERMINATION OF EMPLOYMENT.

(a)  Termination Due to Death.  In the event that the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

(i)            payment of his then Base Salary through the end of the month in which death occurs, payable in a lump sum promptly after the Company receives notice of his death;

(ii)           in the event of any such termination in any year other than 2003 or 2004, payment of an amount equal to fifty percent (50%) of the Executive’s Base Salary then in effect in lieu of any Annual Bonus payment for the year in which the Executive’s death occurs, payable in a single installment no later than thirty (30) days after the Company receives notice of his death; and

(iii)          to the extent unpaid as of the date of his death, payment of the 2003 Bonus and the 2004 Bonus, payable in a single installment no later than thirty (30) days after the Company receives notice of his death.

(b)           Termination Due to Disability.  In the event that the Executive’s employment is terminated due to his Disability, he shall be entitled to the following benefits:

(i)            disability benefits in accordance with the Company’s long-term disability program (the “LTD Plan”) then in effect, provided, however, that in the event a termination due to Disability occurs prior to the date the Executive becomes entitled to benefits under the LTD Plan, the Executive shall continue to receive his then Base Salary until such time as the Executive becomes entitled to coverage under the LTD Plan;

(ii)           payment of his Base Salary then in effect through the end of the month in which such disability benefits commence, payable in a lump sum promptly after such termination of employment;

(iii)          in the event of any such termination in any year other than 2003 or 2004, payment of an amount equal to fifty percent (50%) of the Executive’s Base Salary then in effect in lieu of any Annual Bonus payment for the year in which the Executive’s termination occurs, payable in a single installment no later than thirty (30) days after the date of his termination; and

(iv)          to the extent unpaid as of the date of his termination, payment of the 2003 Bonus and the 2004 Bonus, payable in a single installment no later than thirty (30) days after such termination of employment.

In no event shall a termination of the Executive’s employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 20 below.

(c)  Termination by the Company for Cause.

(i)            A termination for Cause by the Company shall not take effect unless the following provisions of this paragraph (i) are complied with:  The Executive shall first be given written notice by the Board of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within ninety (90) days of the Board learning of such act or acts or failure or failures to act.  The Executive shall then have ten (10) calendar days after the date that such written notice has been received by the Executive in which to cure such conduct, to the extent such cure is possible (solely with respect to paragraph (ii) of the definition of “Cause” set forth in Section 1(e) above).  If the Executive fails to cure such conduct or such cure is not possible, the Executive shall then be entitled to a hearing before the Board, at which the Executive and his representative shall have the right to attend and address the Board.  Such hearing shall be held within  fifteen (15) calendar days of such notice to the Executive, provided he requests such hearing within ten (10) calendar days of receipt of the written notice from the Board of the intention to terminate him for Cause.  If, within five (5) calendar days following such hearing, the Executive is furnished written notice by the Board confirming that at least two-thirds of the entire membership of the Board determined, in good faith, that the Executive engaged in conduct set forth in the definition of Cause herein, the Executive  shall thereupon be immediately terminated for Cause.

(ii)           In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to his Base Salary then in effect through the date of the termination, payable in a lump sum promptly after such termination of employment.

(d)  Termination without Cause by the Company or Constructive Termination by the Executive.

(i)            In the event that (x) the Executive’s Term of Employment is terminated by the Company without Cause, other than due to Disability or death or (y) there is a Constructive Termination, and, in either such case, such termination occurs after the Effective Date but prior to October 21, 2007, the Executive shall be entitled to the following benefits:

(A)          payment of Base Salary then in effect through the date of termination, payable in a lump sum promptly after such termination of employment;

(B)           continued payment of Base Salary, at the annualized rate in effect on the date of termination, for a period of 24 months following the date of such termination;

(C)           to the extent unpaid as of the date of his termination, payment of the 2003 Bonus and the 2004 Bonus, payable in a single installment no later than thirty (30) days after such termination of employment;

(D)          if the date of such termination occurs in calendar year 2005, 2006 or 2007 (but prior to October 21, 2007), a lump sum payment equal to a pro-rata portion of the Annual Bonus, if any, which the Executive would have received pursuant to Section 5 of this Agreement in respect of such year if the Executive had remained employed hereunder through the date annual bonuses are payable to senior executive officers in respect of such year under the applicable Bonus Plans, with such pro-rata portion based on the number of days the Executive was employed during the applicable year (relative to the number of days in such year); and

(E)           the Executive shall be entitled to continued participation, at the same level of expense paid by the Executive prior to such termination, in all medical, dental, vision and hospitalization insurance coverage and in other similar welfare employee benefit plans or programs generally available to employees of the Company (collectively, “Welfare Plans”) in which he was participating on the date of his termination until the earlier of:  (1) 24 months following the date of termination and  (2) the date, or dates, he becomes eligible for coverage and benefits under corresponding plans and programs of a subsequent employer.  The Executive shall promptly advise the Company of any such subsequent employment and the benefits he receives in connection therewith.  In the event the Company’s Welfare Plans do not permit continuation of the Executive’s participation following his termination, the Company shall provide the Executive with an amount that, after taxes, is sufficient for him to purchase equivalent benefits.

(ii)           In the event that the Term of Employment is renewed pursuant to Section 2 of this Agreement, and thereafter (x) the Executive’s Term of Employment is terminated by the Company without Cause, other than due to Disability or death or (y) there is a Constructive Termination, and, in either such case, such termination of employment occurs on or after October 21, 2007, the Executive shall be entitled to the following benefits:

(A)          payment of Base Salary then in effect through the date of termination, payable in a lump sum promptly after such termination of employment;

(B)           continued payment of Base Salary, at the annualized rate in effect on the date of termination, for a period of 12 months following the date of such termination;

(C)           for any year in which the date of such termination occurs, a lump sum payment equal to a pro-rata portion of the Annual Bonus, if any, which the Executive would have received pursuant to Section 5 of this Agreement in respect of such year if the Executive had remained employed hereunder through the date annual bonuses are payable to senior executive officers in respect of such year under the applicable Bonus Plans, with such pro-rata portion based on the number of days the Executive was employed during the applicable year (relative to the number of days in such year); and

(D)          the Executive shall be entitled to continued participation, at the same level of expense paid by the Executive prior to such termination, in all Welfare Plans in which he was participating on the date of his termination until the earlier of:  (1) 12 months following the date of termination and  (2) the date, or dates, he becomes eligible for coverage and benefits under the corresponding plans and programs of a subsequent employer.  The Executive shall promptly advise the Company of any such subsequent employment and the benefits he receives in connection therewith.  In the event the Company’s Welfare Plans do not permit continuation of the Executive’s participation following his termination, the Company shall provide the Executive with an amount that, after taxes, is sufficient for him to purchase equivalent benefits.

(e)  Voluntary Termination.  A termination of the Term of Employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, shall have the same consequences as provided in Section 9(c)(ii) upon a termination for Cause.  A voluntary termination under this Section 9(e) shall be effective 30 calendar days after the Company receives prior written notice, unless the Company elects by providing in writing to the Executive to make such termination effective earlier.

(f)            Non-renewal of the Term of Employment by the Company.  In the event that the Company notifies the Executive pursuant to Section 2 of this Agreement that the Term of Employment shall not be renewed, the Executive shall be entitled to the same payments and benefits as provided in Section 9(d)(ii) above. Upon any early termination of the Term of Employment, this provision shall not apply.

(g)  Consequences of a Change of Control.

(i)            Following a “change of control” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), in the event that the Executive’s Term of Employment is terminated pursuant to Section 9(d)(i) or (ii) (as applicable), the Executive shall be entitled to receive the payments and benefits provided in Section 9(d)(i) or (ii), as applicable, above, for the applicable periods provided therein and paid in accordance therewith; provided that, in addition, all amounts, rights and benefits to which the Executive is entitled to receive from the Company but which are not then vested, whether under this Agreement or otherwise, shall become fully vested.

(ii)           If, upon a change of control or thereafter, any amount or benefit (collectively, the “Covered Payments”) paid or distributed to the Executive by the Company or any Affiliate pursuant to this Agreement or otherwise is or becomes subject to  an excise tax under Section 4999 of the Code or any similar tax that may hereafter be imposed (collectively, “Excise Taxes”), the Company shall pay to the Executive at the time specified below, the Tax Reimbursement Payment.  The Tax Reimbursement Payment is defined as the net-after tax amount that is paid by the Company and retained by the Executive, after payment by the Executive of all Excise Taxes imposed on the Covered Payments (the “Gross-Up Payment”), and all taxes (including any Excise Taxes, income taxes and interest or penalties imposed with respect to such taxes) imposed on the Gross-Up Payment, that is equal to the Excise Tax imposed upon the Covered Payment.  The determination of whether Covered Payments are subject to Excise Taxes, and, if so, the amount of the Tax Reimbursement Payment to be paid to the Executive, shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company, provided that the Gross-Up Payment and the Tax Reimbursement Payment shall be subject to adjustment based on any determinations made by the Internal Revenue Service.  The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company.  If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.  The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive by the Company prior to the date that the corresponding Excise Tax payment is due to be paid by the Executive (through withholding or otherwise).  The Executive covenants that he will use the Tax Reimbursement Payment under this subsection (ii) for the sole purpose of paying the Excise Taxes.

(h)  Other Termination Benefits.  In the case of any of the terminations described in this Section 9 above, the Executive (or his estate) shall also be entitled to:

(i)            the balance of any Annual Bonuses due for calendar years which have been completed and to which he is entitled, pursuant to the terms of the Bonus Plans, to receive, but which have not yet been paid; provided, however, that in the event that the Executive’s employment is terminated between the end of any given calendar year but prior to the date the Annual Bonus would otherwise be paid in respect of such year pursuant to the Bonus Plans, the Executive shall also be entitled to such unpaid Annual Bonus, notwithstanding any terms of the Bonus Plans to the contrary; and provided, further, that upon a termination for Cause or a Voluntary Termination, no discretionary portion of any then unpaid Annual Bonus shall be paid;

(ii)           any expense reimbursements due the Executive under Sections 8 and 9 of this Agreement;

(iii)          payment of the Executive’s accrued but unused vacation days, if any, for the year in which such termination occurs, which shall be payable in accordance with the Company’s policies applicable to senior executive officers; and

(iv)          other benefits, if any, in accordance with applicable benefit plans and programs of the Company.

(i)  No Mitigation; No Offset.  In the event of any termination of employment under this Section 9, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(j)  Nature of Payments.  Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and the Executive and are not in the nature of a penalty.

10.                                 CONFIDENTIALITY.

(a)  The Executive agrees that he will not, at any time during the Term of Employment and, on and after the time of the termination of his employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment (as determined in good faith by the Executive in connection with the performance of his duties hereunder) or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order (collectively, “Confidential Information”).  Confidential Information shall not include information that is public knowledge or that is otherwise generally known in the industry, so long as such public knowledge is not due to any breach of the Executive of the terms of this Section 10 or, to the knowledge of the Executive, to the breach of any other employee or former employee of the Company of any similar covenant not to disclose confidential information.

(b)  The Executive agrees that at the time of the termination of his employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing Confidential Information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment and his personal rolodex, personal files, phone book and similar items.

The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 10; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

11.                                 NON-COMPETITION.

(a)           “Competing Business” shall mean a business whose primary business is one or more of the following (to the extent that the Company engages in any such business on the date of any termination of the Executive’s employment hereunder):  the publication and distribution of business magazines, consumer enthusiast magazines, free publications or the operation of content websites or such other primary business in which the Company engages on the date of any termination of the Executive’s employment hereunder.

(b)           “Restricted Period” shall mean the last day of the twelve (12) month period following the date of any termination of employment by the Company or the Executive, for any reason.

(c)           The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)            During the Term of Employment and the Restricted Period, the Executive will not directly or indirectly:

(A)  engage in any business that is a Competing Business;

(B)  enter the employ of, or render any services to, any person or entity (or any division of any person or entity) which is a Competing Business;

(C)  acquire a financial interest in, or otherwise become actively involved with or in, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)  interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and any of its affiliates and their respective material customers, clients or suppliers.

(ii)           Notwithstanding anything to the contrary in this Agreement, the Executive may: (x) directly or indirectly own, solely as an investment, securities of any person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person (excluding any interest the Executive owns through a mutual fund, private equity fund or other pooled account) and (y) provide services for a subsidiary, division or other entity of a Competing Business, so long as the subsidiary, division or entity in which the Executive may be providing services is not itself a Competing Business.

(iii)          During the Term of Employment and the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly hire any executive or employee who was employed by the Company as of the date of the Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one hundred eighty (180) days prior to or after, the termination of the Executive’s employment with the Company, provided that nothing herein shall prevent the Executive from the general advertising for employees or from serving as a reference for an employee of the Company).

(iv)          The Company and the Executive agree that, in the event the Executive violates the provisions of this Section 11 following his termination of employment, the Company shall cease any payments being made under Sections 9(d)(i) or (ii) (as applicable), 9(f) and/or 9(g) of this Agreement; provided, however, that in the event an arbitrator (as selected in accordance with the provisions of Section 12 of this Agreement) determines that the Executive has violated the provisions of this Section 11 following his termination of employment to a material extent, the Company shall also be entitled to recoup a pro rata portion of the payments previously made to the Executive pursuant to Sections 9(d)(i) or (ii) (as applicable), 9(f) and/or 9(g) of this Agreement, with such pro-rata portion based on the number of days during the Restricted Period that the arbitrator determines the Executive violated such provisions to a material extent (relative to the number of days in the Restricted Period).

12.                                 RESOLUTION OF DISPUTES.

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York, New York, in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each Party shall bear his or its own costs of the arbitration or litigation.  In the event that the arbitrator determines that the Executive has prevailed on substantially all issues in dispute in the arbitration, the Company shall bear all costs and expenses of the Executive with respect to the arbitration (including reasonable attorneys’ fees and disbursements of the Executive’s counsel); provided, however, that the Executive shall bear all costs and expenses of the Company with respect to the arbitration (including reasonable attorneys’ fees and disbursements of the Company’s counsel) in the event that the arbitrator determines that the Executive’s claims in the dispute were, in the aggregate, frivolous or otherwise taken in bad faith.

13.                                 INDEMNIFICATION.

(a)  The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its subsidiaries or affiliates or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

(b)  Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c)  The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers and directors, as applicable.

14.                                 ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.  Rights or obligations of the Company under this Agreement may be, and may only be, assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of his death shall instead be paid to his estate or his designated beneficiary.

15.                                 AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

16.                                 SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

17.                                 SURVIVORSHIP.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.  Upon the expiration of the term of the Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

18.                                 REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

19.                                 GOVERNING LAW.

This Agreement shall be governed in accordance with the laws of New York without reference to principles of conflict of laws.

20.                                 HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.                                 NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

PRIMEDIA Inc.

745 Fifth Avenue

New York, New York 10151

Attention:  General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Gary Horowitz, Esq.

If to the Executive:

Kelly Conlin

c/o PRIMEDIA Inc.

745 Fifth Avenue

New York, New York 10151

With a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention:  Michael S. Sirkin, Esq.

22.                                 ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

23.                                 COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

[Signatures on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PRIMEDIA Inc.

By:	/s/ Beverly C. Chell

EXECUTIVE:

/s/ Kelly Conlin
Kelly Conlin

Exhibit A

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of October 21, 2003, is made by and between PRIMEDIA Inc. (“PRIMEDIA”) a Delaware corporation, and Kelly Conlin (the “Optionee”), an employee of PRIMEDIA or a Subsidiary or Parent (as defined below) of PRIMEDIA.

RECITALS

WHEREAS, PRIMEDIA wishes to afford the Optionee the opportunity to purchase two million (2,000,000) shares of PRIMEDIA’s common stock, par value per share (the “Common Stock”); and

WHEREAS, PRIMEDIA wishes to award options to purchase shares of Common Stock under the PRIMEDIA 1992 Stock Purchase and Option Plan as amended, (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, PRIMEDIA’s Compensation Committee (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and in the best interest of PRIMEDIA and its stockholders to grant to the Optionee and Incentive Stock Option to purchase Common Stock as an incentive for increased efforts during the Optionee’s term of office with PRIMEDIA or a Subsidiary or Parent and has advised PRIMEDIA there of and instructed it to issue such Option.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms used herein shall have the meanings specified below:

“Cause” shall have the meaning attributed to it under the Employment Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Constructive Termination” shall have the meaning attributed to it under the Employment Agreement.

“Disability” shall have the meaning attributed to it under the Employment Agreement.

“Employment Agreement” shall mean that certain employment agreement made and entered into as of October 14, 2003 by and between PRIMEDIA and the Optionee.

“Grant Date” shall mean October 21, 2003.

“Incentive Stock Option” shall have the meaning attributed to it by Section 422 of the Code.

“Non-Qualified Stock Option” shall mean each Option forming part of this grant that is not an Incentive Stock Option.

“Parent” shall mean any corporation in an unbroken chain of corporations ending with PRIMEDIA if each of the corporations other than PRIMEDIA then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporation in such chain.

“Retirement” shall mean the Optionee’s retirement at age 65 or over (or such other age as may be approved by the Board of Directors of PRIMEDIA) after having been employed by PRIMEDIA or a Subsidiary or Parent for at least three (3) consecutive years after the Grant Date.

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with PRIMEDIA if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Trigger Date” shall mean October 21, 2003.

ARTICLE II

GRANT OF OPTION

Section 2.1 - Grant of Option

On and as of the date hereof PRIMEDIA irrevocably grants to the Optionee an Incentive Stock Option to purchase all or any part of the number of shares of Common Stock set forth in the Recitals to this Agreement (any such shares, the “Shares”) upon the terms and conditions set forth herein (the “Option”).

Section 2.2 - Exercise Price

The exercise price shall be $3.09 per Share without commission or other charge.

Section 2.3 - Consideration to PRIMEDIA ; No Right to Employment

In consideration of the Option grant, the Optionee agrees to render faithful and efficient service to PRIMEDIA or a Subsidiary or Parent, with such duties and responsibilities as PRIMEDIA shall from time to time prescribe.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of  PRIMEDIA or a Subsidiary or Parent or shall interfere with or restrict in any way the rights of  PRIMEDIA and any Subsidiary or Parent, which rights hereby are expressly reserved, to terminate the Optionee’s employment at any time for any reason whatsoever, with or without cause.

Section 2.4 - Adjustments in Option

Subject to Section 9 of the Plan, in the event of a stock split, stock dividend, combination of shares or similar event or in the event that the outstanding shares of Common Stock subject to the Option are, from time to time, changed into or exchanged for a different number or kind of shares of common stock or other securities of PRIMEDIA by reason of a merger, consolidation, recapitalization, reclassification, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares or other consideration as to which the Option, or portions thereof then unexercised, shall be exercisable.  Any such adjustment made by the Committee shall be final and binding upon the Optionee, PRIMEDIA and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 - Commencement of Exercisability

The Option shall become exercisable as follows:

Date Option Becomes Exercisable	Percentage of Shares as to which Option is Exercisable
Trigger Date through the first anniversary of the Trigger Date	0%

After the first anniversary of the Trigger Date	25%

After the second anniversary of the Trigger Date	50%

After the third anniversary of the Trigger Date	75%

After the fourth anniversary of the Trigger Date	100%

Notwithstanding the foregoing:

(a)                                  in the event of a termination of employment because of death, Disability or Retirement, the Option shall become exercisable as to all Shares as of the effective date of such termination of employment;

(b)                                 in the event of a termination of employment of the Optionee prior to October 21, 2005 (i) by PRIMEDIA for any reason other than for Cause or the Disability of the Optionee, or (ii) by the Optionee as a result of a Constructive Termination, the Option shall become exercisable as to such number of Shares as the Option would have become exercisable if the Optionee had remained employed with PRIMEDIA through the second anniversary of the Trigger Date;

(c)                                  in the event of any termination of employment of the Optionee other than as described in Section 3.1(a) and (b) above, the Option shall not become exercisable as to any additional Shares following the effective date of the termination of employment, and any unvested portion of the Option shall terminate immediately upon such effective date.

Section 3.2 - Expiration of Option

The Option may not be exercised to any extent after the first to occur of the following events (the “Expiration Date”):

(a)           The eighth anniversary of the Grant Date; or

(b)                                 The first anniversary of the effective date of the Optionee’s termination of employment by reason of death, Retirement or Disability; or

(c)                                  180 days after the effective date of the termination of the Optionee’s employment (i) other than by PRIMEDIA for Cause or by reason of the Disability of the Optionee or (ii) by the Optionee as a result of a Constructive Termination; or

(d)                                 45 days after any termination of the Optionee’s employment (i) by PRIMEDIA  for Cause or (ii) by the Optionee for any reason other than due to death, Retirement, Disability or a Constructive Termination; or

(e)                                  If the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of PRIMEDIA into another corporation, or the exchange or acquisition by another corporation of all or substantially all of PRIMEDIA’s assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation or dissolution of PRIMEDIA. At least ten (10) days prior to the effective date of such event, the Committee shall give the Optionee notice of such event if the Option has not yet been fully exercised and the Expiration Date has not yet occurred.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1 - Person Eligible to Exercise

During the Optionee’s lifetime, only the Optionee may exercise the Option or any exercisable portion thereof.  After the death of the Optionee and prior to the close of business on the Expiration Date, the Option or any exercisable portion thereof may be exercised by the Optionee’s personal representative, or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.  The party entitled to exercise the Option shall be referred to herein as the “Exercising Party”.

Section 4.2 - Partial Exercise

The Option or any exercisable portion thereof may be exercised in whole or in part at any time prior to the close of business on the Expiration Date; provided, however, that any exercise shall be for whole shares only.

Section 4.3 - Manner of Exercise

The Option or any exercisable portion thereof may be exercised solely by delivering to the Office of the Secretary of PRIMEDIA all of the following prior to the close of business on the Expiration Date:

(a)           Notice in writing, signed by the Exercising Party, stating the number of Shares with respect to which the Option is being exercised;

(b)           Full payment (in cash, by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised, at a rate of $3.09 per Share; and

(c)           In the event that the Exercising Party is not the Optionee, appropriate proof, in the sole judgment of PRIMEDIA, of the right of such person to exercise the Option.

Section 4.4 - Conditions to Issuance by PRIMEDIA  of Shares

Notwithstanding the foregoing Section 4.3, the Committee in its absolute discretion may take any additional steps that it deems appropriate, including the requirement of additional documents, representations and actions of or by the Exercising Party, to ensure the observance and performance of the representations set forth in the notice of exercise, and compliance with applicable federal or state securities laws or regulations.

In addition, PRIMEDIA shall not be required to issue or deliver any certificate representing Shares prior to:

(a)           The obtaining of approval or other clearance from any state or federal governmental agency or securities exchange that the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b)           The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5 - Shares to be Issued

The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares that have been reacquired subsequently by PRIMEDIA.  Such shares shall be fully paid and nonassessable.

Section 4.6 - Sale of Shares

Each Exercising Party shall be obligated to notify PRIMEDIA in writing when any Shares are sold, transferred or otherwise disposed of.

Section 4.7 - No Rights as Stockholder

Neither the Optionee nor any Exercising Party shall be a stockholder of  PRIMEDIA or have any of the rights or privileges thereof in respect of any Shares unless and until certificates representing such Shares shall have been issued by PRIMEDIA  to such Optionee or other Exercising Party.

ARTICLE V

MISCELLANEOUS

Section 5.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee or other Exercising Party, PRIMEDIA and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.  In its absolute discretion, the Board of Directors of PRIMEDIA may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 - Option Not Transferable

The Optionee’s rights under this Agreement may not be transferred or assigned, and neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his or her legal successors or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or occur by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.  Notwithstanding the foregoing, this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and assigns of the parties.

Section 5.3 - Shares to be Reserved

PRIMEDIA shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

Section 5.4 - Notices

Any notice to be given under the terms of this Agreement to PRIMEDIA  shall be addressed to PRIMEDIA  as follows:  PRIMEDIA Inc., 745 Fifth Avenue, New York, New York, 10151, Attention:  Beverly C. Chell, General Counsel.  Any notice to be given to the Optionee shall be sent to the address given beneath his or her signature to this Agreement.  By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices.  Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed PRIMEDIA of his or her status and address by written notice under this Section 5.4.  All notices and other communications under this Agreement shall be in writing and shall have been deemed duly given when delivered personally, mailed by registered mail, return receipt requested or sent by documented overnight delivery service.

Section 5.5 - Titles

Titles are provided herein for convenience of reference only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6 - Applicability of Plan and Employment Agreement

This Agreement, the Option and any Shares issued hereunder shall be subject to all of the terms and provisions of the Plan to the extent applicable.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement, the Plan and the Employment Agreement, the terms of the Employment Agreement shall control.

Section 5.7 - Amendment; Waiver

No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto.  Any party may waive compliance by another with any of the provisions of this Agreement, provided that (a) no waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach and (b) any such waiver shall be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof of any part hereof or the right of any party thereafter to enforce each and every such provision.

Section 5.8 - Governing Law

To the extent not governed by the laws of the United States, including the Code, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to conflicts of law principles for such state).

Section 5.9 - Jurisdiction

PRIMEDIA  and the Optionee hereby irrevocably submit to the jurisdiction of any New York or Delaware state court, or any Federal court in the Southern District of New York or in Delaware in any action or proceeding arising out of or relating to this Agreement, and the parties hereto irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined only in such courts. PRIMEDIA and the Optionee hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided in Section 5.4 hereof, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first set forth above.

PRIMEDIA Inc.

By:

AGREED AND ACCEPTED BY:

Optionee Signature

Optionee Name (Print):

Social Security Number:

Address:

Exhibit B

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of October 21, 2003 (the “Grant Date”) between PRIMEDIA, INC., a Delaware corporation (the “Company”), and Kelly Conlin (the “Participant”).  Any capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement or the Plan.

WHEREAS, the Company maintains the 1992 Stock Purchase and Option Plan (the “Plan”), which Plan as it may be amended from time to time is incorporated herein by reference and made a part of this Agreement;

WHEREAS, the Compensation Committee of the Board of Directors has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein;

WHEREAS, the Company and the Participant have entered into an employment agreement dated as of October 14, 2003 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement provides for the grant of shares of restricted common stock of the Company, par value $0.01 (“Common Stock”) to the Participant;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Grant of the Restricted Shares.  Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of 1,000,000 shares of Common Stock  (the “Restricted Shares”).  The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.             Vesting

(a.)          Subject to the Participant’s continued employment with the Company and the terms of this Agreement, the Restricted Shares shall vest and become nonforfeitable (i) with respect to fifty percent (50%) of the Restricted Shares initially granted hereunder, on the second anniversary of the Grant Date, and (ii) with respect to an additional 25% of the Restricted Shares initially granted hereunder, on each of the third and fourth anniversaries thereof.

(b.)          If the Participant’s employment with the Company is terminated for any reason, the Restricted Shares shall, to the extent not then vested, be forfeited by the Participant without consideration; provided, however, that if, prior to October 21, 2005, the Participant’s employment is terminated (x) by the Company without Cause (as defined in the Employment Agreement) or (y) by the Participant upon the occurrence of a Constructive Termination (as defined in the Employment Agreement), the Restricted Shares shall vest and become nonforfeitable with respect to fifty percent (50%) of the Restricted Shares initially granted hereunder; provided, further, however, that if, at any time prior to October 21, 2007, the Participant’s employment is terminated due to the Participant’s death or Disability (as defined in the Employment Agreement), all Restricted Shares, to the extent not then vested, shall become immediately vested and nonforfeitable.

(c.)          Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control, the Restricted Shares shall, to the extent not then vested and not previously forfeited, immediately become fully vested and nonforfeitable.

3.             Certificates.  Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2.  The Participant hereby acknowledges and agrees that the Company shall retain custody of such certificate or certificates until the restrictions imposed by Section 2 on the Common Stock granted hereunder lapse.  As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power or powers, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.

4.             Rights as a Stockholder.  The Participant shall be the record owner of the Restricted Shares until or unless such Shares are forfeited pursuant to Section 2 hereof and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that (i) any cash or in-kind dividends paid with respect to the Restricted Shares which have not previously vested shall be withheld by the Company and shall be paid to the Participant only when, and if, such Restricted Shares shall become fully vested pursuant to Section 2 and (ii) the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 6.  As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto.

5.             Legend on Certificates.  The certificates representing the unvested Restricted Shares shall bear a legend stating that the Restricted Shares are subject to the provisions of this Agreement and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.             Transferability.  The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement or the Plan.

7.             Purchaser’s Employment by the Company.   Subject to the terms of the Employment Agreement, nothing contained in this Agreement (i) obligates the Company or any subsidiary of the Company to employ the Participant in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment of the Participant at any time or for any reason whatsoever, with or without Cause, and the Participant hereby acknowledges and agrees that, except as otherwise provided in the  Employment Agreement, neither the Company nor any other person has made any representations or promises whatsoever to the Participant concerning the Participant’s employment or continued employment by the Company or any subsidiary of the Company.

8.             Change in Capitalization.  If, prior to the time the restrictions imposed by Section 2 on the Restricted Shares granted hereunder lapse, the Company shall be reorganized, or consolidated or merged with another corporation or any similar event, any stock, securities or other property exchangeable for such Restricted Shares, or received in connection with such Shares, pursuant to such reorganization, consolidation, merger or other similar event shall be deposited with the Company and shall become subject to the restrictions and conditions of this Agreement to the same extent as if it had been the original property granted hereby.

9.             Withholding.   It shall be a condition of the obligation of the Company upon delivery of Restricted Shares to the Participant that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any Federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Shares, including the payment to the Company upon the vesting of the Restricted Shares (or such earlier or later date as may be applicable under Section 83 of the Code) or other settlement in respect of the Restricted Shares of all such taxes.  The Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding vested Restricted Shares otherwise deliverable to Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of any such taxes.  The Participant is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Shares made hereunder.

10.           Securities Laws.  Upon the vesting of any Restricted Shares, the Company may require the Participant to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement and appropriate legends may be placed on the certificates.  The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required and appropriate legends may be placed on the certificates.

11.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 11.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

12.           Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

13.           Restricted Stock Award Subject to the Employment Agreement and Plan.   The Restricted Stock Award shall be subject to all terms and provisions of the Plan and the Employment Agreement, to the extent applicable to the Restricted Shares.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict among this Agreement, the Plan and the Employment Agreement, the terms of the Employment Agreement shall control.

14.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

PRIMEDIA, INC.

By:
Its:

PARTICIPANT

Kelly Conlin